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                                                                    EXHIBIT 77H

COLUMBIA FUNDS SERIES TRUST II

For Columbia Select Large-Cap Value Fund:

During the fiscal year ended December 31, 2011, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios, Columbia Portfolio Builder funds, Columbia Retirement Plus funds, Columbia 529 Plans and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.